Exhibit 99.1

Poly Shield Technologies Inc. OTC:BB SHPR

FOR IMMEDIATE RELEASE
February 6, 2013

Poly Shield Technologies Inc. Acquires Ecolutions, Inc.

Also Acquires Rights Under Collaboration, Master Distributor, and License Agreements for Exhaust Gas Scrubber with Green Tech Marine AS

Boca Raton, FL. Poly Shield Technologies Inc. (OTCBB: SHPR) announced today that it has entered into a share purchase agreement with Rasmus Norling for the purchase and sale of all of the issued and outstanding shares of Ecolutions, Inc. for the aggregate purchase price of $53,000, payable by the issuance of 100,000 restricted shares of Poly Shield's common stock. As a result of the acquisition, Poly Shield has acquired all of Ecolutions' rights under Collaboration, Master Distributor, and License Agreements (the “GTM Contracts”) with Green Tech Marine AS, a Norway corporation. Green Tech Marine has developed a proprietary exhaust gas scrubber technology that, among other things, can provide gas emission solutions to industries worldwide. Through this acquisition Poly Shield will develop marketing strategies for the Green Tech Marine GTM R15 proprietary gas scrubber technology.

The GTM R15 is a cost-effective exhaust gas cleaning solution that meets the worldwide escalating marine emission regulations. It provides a number of advantages over other scrubbers beyond removal of emissions particles, including minimal footprint requirement, low weight, energy efficiency, requires virtually no external chemicals, and allows for installation during vessel operation without the need to use expensive dry-dock times.

Rasmus Norling, who is expected to become Poly Shield's CEO, has direct experience and expertise with the proprietary technology and its applications both domestically and internationally. Poly Shield's rights will include rights to sell and distribute the Green Tech Marine's technology.

In comment, current CEO Mitchell Miller stated: “This technology will allow Poly Shield Technologies to open additional markets and contribute in a very significant way to the reduction of worldwide emissions. In doing so, Poly Shield has an opportunity to benefit both corporately and financially as a first mover in the very large and lucrative maritime shipping markets”.

The acquisition of Ecolutions and the accompanying GTM Contracts was made in satisfaction of Mr. Norling's obligation to deliver certain minimum technology rights (the “Minimum Technology Rights”) to Poly Shield under the terms of his employment agreement with Poly Shield (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Norling is to be appointed as our Chief Executive Officer upon delivering to us the Minimum Technology Rights. The acquisition of Ecolutions and the accompanying GTM Contracts complete and satisfy Mr. Norling's obligations to deliver such Minimum Technology Rights to the Company. The purchase price paid to Mr. Norling for the Ecolutions shares was in addition to the compensation to which he is entitled under the terms of his Employment Agreement.

For more information on the acquisition of Ecolutions, and the GTM Contracts, please refer to Poly Shield's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2013.

About Poly Shield Technologies Inc.:

Poly Shield is a research, development and marketing company providing environmental, pollution emissions, energy saving, corrosion and durability solutions to a worldwide market.

Poly Shield's desalination bio-scrubber is a patent pending (in US and Europe), cost-effective technology designed to remove alkali metals from fuel in an effort to protect gas turbines from high temperature corrosion. The technology has proven significant cost savings and extended operational life results in the cruise line industry. The technology has a worldwide application that is not limited to the maritime industry and can be installed during normal vessel operation without the need to use expensive dry dock time.

Poly Shield is a Master Distributor for Green Tech Marine AS, a Norway corporation which manufactures exhaust scrubbers, including the first emissions control system certified to meet the IMO 2015 / 2020 emissions regulation standards. Emissions regulation standards will affect the 65,000 maritime vessels currently operating worldwide.

Poly Shield's fluoropolymer coatings are formulated specifically for extreme durability reduced maintenance and enhanced aesthetics. They were tested and are in use in a number of different industries including marine, aerospace, oil field, industrial, commercial, and residential applications. In addition to its anti-corrosion products, Poly Shield offers a superior state-of-the-art line of antimicrobial coatings for use in hospital, school, and food industries.

For further information about Poly Shield Technologies Inc. please visit the company's website at http://www.Polyshieldtechnologies.com.

On behalf of the Board of Directors

Mitchell Miller CEO

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that Poly Shield Technologies Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Poly Shield Technologies Inc.'s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Poly Shield Technologies Inc.'s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Poly Shield Technologies Inc.'s forward-looking statements. Except as required by law, Poly Shield Technologies Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Poly Shield Technologies Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Poly Shield Technologies Inc.